EXHIBIT 99.2
Final Transcript
Conference Call Transcript
VSAT — Q1 2007 ViaSat Earnings Conference Call
Event Date/Time: Aug. 03. 2006 / 5:00PM ET

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
CORPORATE PARTICIPANTS
  Mark Dankberg
  ViaSat — Chairman and CEO
  Greg Monahan
  ViaSat — VP and General Counsel
  Ron Wangerin
  ViaSat — CFO
CONFERENCE CALL PARTICIPANTS
  John Bucher
  BMO Capital Markets — Analyst
  Steve Mather
  Sanders Morris Harris — Analyst
  Jim McIlree
  Unterberg Towbin — Analyst
  Larry Harris
  Oppenheimer — Analyst
PRESENTATION

Operator
Welcome to the first quarter 2007 ViaSat earnings conference call. My name is Janelle, and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Mark Dankberg, Chairman and Chief Executive Officer. Please proceed, sir.

Mark Dankberg - ViaSat — Chairman and CEO
Okay, thank you. Good afternoon, everyone, and welcome to ViaSat’s earnings conference call for our first quarter ended June 30, 2006. I am Mark Dankberg, Chairman and CEO. I’ve got with me, Rick Baldridge, our President and Chief Operating Officer; Ron Wangerin, our Vice President and Chief Financial Officer; and Greg Monahan, Vice President and General Counsel. Before we start, Greg will read our Safe Harbor disclosure.

Greg Monahan - ViaSat — VP and General Counsel
Thanks, Mark. Portions of this presentation contain projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events or the future financial performance of the Company. We wish to caution you that these statements are only predictions and may differ materially from actual events or results. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission, specifically the section titled “Factors That May Affect Future Performance,” in the Company’s Forms 10-K and 10-Q. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and others are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update, publicly, or revise any forward-looking statements.

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
Mark Dankberg - ViaSat — Chairman and CEO
Okay, thanks, Greg. We’ll be referring to slides that are available over the Web, and we’ll start with our fiscal year ‘07 first quarter financial results and a business overview perspective. After that, Ron will discuss our financial results in more detail. Then, finally, I’ll update our outlook and financial guidance and give a quick summary, and then we’ll take questions.
So I’ll start with revenues. Sales for the first quarter were $128.7 million, and that’s a new record for us, and that’s up about 29% compared to $100 million for the first quarter of last year.
This next slide shows first quarter non-GAAP or pro forma earnings and the earnings per share compared to last year. Non-GAAP earnings grew from 6.1 million to 7.6 million, which is a 25% increase. Non-GAAP EPS increased from $0.22 a share to $0.26, and increase of 18%. Non-GAAP earnings excluding amortization of intangibles due to acquisitions and expenses associated with equity compensation, and we’ll provide explicit bridge data from our non-GAAP to GAAP net earnings a little bit later.
This next chart shows our first quarter net earnings and net earnings per share. Q1 GAAP net earnings increased from 5.2 million to 6.1 million for the quarter. That’s up 17% from the first quarter of last year. GAAP net earnings per share increased to $0.20 per share from $0.18 last year, and that’s an increase of 11%. Later in the presentation, we’ll provide additional information on Q1 operating earnings and also explicit bridging data from GAAP to non-GAAP results.
So overall our first quarter results are very good and in line with our plans. In a while I’ll go into more depth on earnings and financials in a few minutes. But next I’ll give a quick top-level overview of our business situation.
Revenues and orders for the quarter were both at record levels for us. Earnings were very good and right in line with our plans, even though our tax rate was significantly higher than we anticipated because the federal R&D tax credit has still not yet been renewed. We’ve been very happy with our cash flow, and that’s indicative of the quality of our business and our earnings. We have continued to strengthen the balance sheet. Overall, we think our financial results for the quarter were really good and position us well for the fiscal year.
On a more qualitative basis, we still see favorable growth opportunities in our key defense and commercial markets. The MIDS JTRS program, or MIDS-J is progressing very well and continues to show great potential. It seems to be the most productive of the DOD’s JTRS efforts, which positions the program well in tight budget [inaudible].
Information assurance had a record quarter for in-line network encryption product sales but very good growth. There has been continued progress in DOD satellite communications on several fronts, and we’ll discuss that a little bit later.
WildBlue continues to make good progress with growing installation rates, and they’ve added substantially to their distribution, which should continue to improve those install rates. The success that WildBlue is having is certainly apparent to potential service providers in international markets, and that creates opportunities for us, too.
There’s still good growth opportunities for us in mobile satellite. Boeing’s planned disposition of their connection service is, of course, an issue for us. It’s not yet clear how that will be resolved, but that’s already considered as a factor in our outlook, and there are still a number of opportunities in commercial and defense satellite [inaudible].
New orders for the quarter were record for us let by our MIDS Lot 7 as the single largest new contract. But there were good orders in information assurance, UHF satellite, and others. Our new-order pipeline looks very good, too, almost across the board. The MIDS in tactical data link areas have a number of opportunities being worked, including increased scope for the MIDS-J program, Lot 7, follow-on production orders, and international orders.
There seems to be a good pipeline for the information assurance in-line network encryptors and considerable broadband run rates are trending up and increased distribution seems likely to reinforce that over the next couple of quarters or so.
I’d also like to reiterate a point we’ve been making over the last few quarters, which is that in several important cases, we’re more focused on the flow of book and ship orders on a monthly basis than we are on taking large annual or multi-year production orders. For instance, that’s certainly the case for satellite broadband. So while we’re still aiming for favorable book-to-bill ratio overall, it does mean we’re less likely to build a backlog in excess of our annual revenues as we sometimes used to do.
I’ve included this next chart to show backlog in the context of our quarterly run rate. Backlog has been growing nicely the last couple of quarters, and we anticipate the overall trend is still going to be good. Timing of specific orders always has some uncertainty, but we believe the pipeline is

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
consistent with good overall growth this year. We were aiming for record backlog and actually just barely missed it, about 385 million in current backlog versus our prior record of about 390 million. We did still set a record for new orders, and if our revenues hadn’t been quite so high, we would have kept more of that in backlog. So, overall, we’re still really happy with the order and backlog situation.
We think we’re going to continue to grow backlog nicely, over time, and anticipate that new-order growth has a good shot at exceeding our revenue growth rate this year, even if we’re over 500 million in revenues.
Now I’ll turn to some of the main business highlights of the past quarter. Our defense business continues to perform well. MIDS is a good mix of production of current low-volume terminals and development of the next-generation MIDS-J as part of the multi-billion dollar DOD JTRS family. Why is that? In the data link solution’s joint venture, our co-prime is developing MIDS-J. MIDS-J had a very successful critical design review. It has made more progress on product development than other JTRS programs, even though it started later and will spend much less money. So the prospects for significantly expanding its scope and increasing the types and numbers of platforms that would use it continue to improve, especially with budgets being tight.
There are activities underway to make this happen. The addition of the Airborne Networking Wave Form, which has already started is one, and there are several others. If anything, growth prospects for MIDS-J are exceeding our expectations, and we continue to see this as a very, very promising area for us.
Information assurance also had a very good quarter with great growth in shipments for the KG-250 and KG-255. So far, it’s been a pretty lumpy business but is trending upward. We believe we are doing very well in overall share of the 100-megabit-per-second in-line network encrypted market which, for now, seems to be the biggest segment. Even though we came out later with a gigabit product that seems to be well received, we believe the biggest factor now in encryptor sales is the rate of end-user demand growth, and that trend also seems to be positive. The main factors there are rollout of the Defense Department’s Internet protocol-based global information grid, and the product test and validation that the services and agency labs or test groups are performing.
The other key point this past quarter is our contract to develop the High Assurance Internet Protocol Interoperability Specification, or HAIPIS v. 3. That doesn’t necessarily change our competitive position relative to the other HAIPIS suppliers, which we feel is good already, but it does make the products better, and it raises the complexity for new entrants.
Defense satellites are also making progress. We’ve won contracts to test or demonstrate or advance the technology of our Ku-Band mobile broadband for defense users, and we’re making good progress on a military version of an [in-market] broadband. We won a contract with Harris to integrate joint tactical radio system-compliant UHF satellite software into their Falcon radio, and we’re working opportunities to extend our UHF satellite products to include the next-generation MUOS satellite.
We recently acquired Interdyne, a small company in San Diego that makes data links for unmanned aerial vehicles. Interdyne has both prime contracts and subcontracts with UAV system suppliers. We think it’s an exciting growth market for us, and that ViaSat has a lot of technology that can improve Interdyne’s growth, such as broadband satellite or line-of-sight modems, Internet protocol, base security, radio and microwave modules, and antennas. It’s a small area, of course, now, but we think it’s a growth market, and we can compete well, and it has a lot potential outside.
We had over 35% growth in our commercial sales this quarter led by satellite broadband and satellite mobility. There has been a lot of growth in our SurfBeam DOCSIS business. An important recent factor has been the distribution agreements between WildBlue and AT&T and both of the satellite direct broadcast TV companies. It’s worth a few minutes to put all that in context.
WildBlue’s new adds have been growing very steadily, and they’ve been quoted at over 10,000 a month recently. If you do a little research, I think you’ll find that WildBlue already has the highest rate of net new adds of any satellite broadband system, even though they’ve been in service for a decade — I mean — even compared to those that have been in service for a decade and have a larger existence of fiber base, and that’s before any of those major new distribution deals have kicked in.
We think that’s indicative of substantial [underlying] market demand and the quality of WildBlue’s service. But, importantly, also the quality of our system and our technology. We think it’s very significant that the DBS distributors, which both distanced themselves from previous other conventional satellite broadband services have both now embraced WildBlue’s Ka-Band system.
Since the AT&T agreement occurred first, they’re a little farther along, and for instance, you could look at website www.attwb.net to see an example. Of course, we understand that the DBS companies and AT&T and other potential satellite broadband retailers will also offer competing

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
terrestrial technologies including fiber or broadband wireless, so we’re working to significantly improve the price and performance of satellite, over time. We know we can’t just stand still, but we believe it’s becoming clear that satellite is not at some unknown, insurmountable disadvantage routed to other transmission media. Consumers are responding to a good satellite service at a good price. For the next couple of years or so we see a lot of opportunity to grow the satellite broadband business substantially with the technology that we already have now. And we aim to improve speed significantly to sustain and grow the addressable market. Plus the success we’ve had in North America continues to open opportunities in other global markets.
Our total shipments of SurfBeam to all customers have approached 20,000 units per month in some months, and we anticipate that could grow significantly. The combined run rate of all the ViaSat networks we offer continues to grow significantly. That includes SurfBeam, our LinkStar systems, and the IPSTAR chips and reference designs as well as our Link and stylings mesh products.
So we’re working to better leverage our volume advantage compared to other VSAT companies through more commonality in our designs and better purchasing. We anticipate these actions will benefit all our VSAT products. We also believe we were the first to field broadband VSATs with the new DBB F2 standard and anticipate the polling systems with S2 adaptive coating and modulation chips from our ECC business. Although the VSAT business is very competitive, we believe, over time, we’re building a stronger competitive position. In addition, we continue to see opportunities to build a meaningful business and satellite ability for both Ku-Band FSS and the mobile MSS bands.
Of course, the issues facing Connexion by Boeing are disappointing, and they shed some light on the challenges in broadband access for commercial aviation. We will, of course, continue to support Boeing and its customers, and we’ve adjusted our expectations for future Connexion business accordingly.
But, as you’ll see later, we are compensating upside in other areas. We believe there are several factors that could make that business work better including smaller, less expensive terminals with simpler and faster installations generating revenue from additional services besides laptop broadband accesses.
Meanwhile, the business jet market with AIRINC and SES is growing steadily, and we see other related opportunities. Our MSS business anchored by the ground-based beam floating subcontract to Boeing for the mobile satellite venture satellites is progressing nicely. One very important artifact of that contract is we now have a much better understanding of terrestrial broadband wireless technologies including WiMAX. We believe that will help us better position satellite broadband technology in a way that both end users and retailers will find both appealing and complementary to their anticipated wireless value proposition.
Without going into much detail, we continue to be very pleased with both our ECC and USM subsidiaries. Both are contributing significantly to our satellite systems and networking businesses and are engaged in programs with good growth opportunities.
So at this point I’d like to introduce Ron Wangerin, our CFO, who will discuss the financial data in more detail.

Ron Wangerin - ViaSat — CFO
Thanks, Mark. We’ll start with results from operations reviewing segments first, then discuss the rest of the P&L followed by a discussion on the balance sheet and then cash flows.
In the government segment, revenues for the first quarter were 64.6 million, a new quarterly record and a 21% increase over the same period last year. The increase for the first quarter is primarily related to increase in product sales for our information assurance products and next-generation MIDS and JSF simulation development.
In the commercial segment, revenues for the first quarter were 64.1 million, a 35% increase over the same period last year. We saw increased sales of our satellite networks products principally from increases in consumer broadband activity and from the acquisition of ECC we completed in the third quarter of our last fiscal year.
For segment operating earnings, the government segment posted record operating earnings in the first quarter of 12.9 million, and increase of 25% from the prior year. The earnings increase is due to higher revenue and improved operating performance in our information assurance product area and continued strike performance in tactical data links. Also, if you recall, the first quarter of last fiscal year included a benefit of $2.7 million related to a subcontractor legal settlement.

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Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
Commercial segment operating margins improved year-over-year by about 200K, principally due to better operating performance in our satellite networks business, specifically our sales and consumer broadband hub and customer premise equipment. This was offset by lower margins in the antenna systems business area and higher research and development expenditures for enterprise BSAT equipment.
Our first quarter of fiscal year 2007 operating earnings amounts include a compensation expense charge of approximately $367,000 related to the adoption of FAS 123R.
As we look at the rest of the P&L, for the first quarter we experienced very good year-over-year revenue growth to $128.7 million, which is a new record and a 29% increase over last year. SG&A expenses were higher year-over-year mostly due to higher selling costs from increased sales volume and due to increased proposal activity and from higher facility costs to support our employee growth.
In addition, both cost of revenues and SG&A grew in the first quarter due to a compensation expense charge of approximately 352,000 related to FAS 123R. R&D was up significantly in the first quarter year-over-year due to the development of new information assurance, military satellite communication products, and next-generation VSAT equipment.
We continue to gauge our ability to afford increased R&D investments based on quarter-by-quarter forecasts of our revenue and income. Quarterly amortization of intangibles is higher for the first quarter of this fiscal year over last year due to the acquisition of ECC in the third quarter of last fiscal year and Interdyne in our first quarter of this fiscal year.
We continue to experience good operational efficiency as operating income increased by 37% on sales increases of 29%.
Our income tax provision for the first quarter reflects the quarterly rate of about 34% versus about 20% for the same period last year. The federal R&D credit has not yet been extended and therefore is not reflected in the first quarter results. If the credit is approved during our second quarter, we would record a year-to-date adjustment at that time.
In summary, our operating earnings improved dramatically when you consider the 2.7 million settlement in last year’s first quarter and the current charge from FAS 123R of 367,000.
In this next slide, we included it to show the difference between non-GAAP and GAAP earnings-per-share maps. Non-GAAP results exclude the effects of acquisition-related intangibles and the effects of compensation expenses resulting from the adoption of FAS 123R. It should be noted that, year-over-year, in the first quarter the weighted average shares used for earnings-per-share computation increased also by about 1.5 million shares.
As we look at the balance sheet, our balance sheet continues to strengthen. Cash and short-term investments increased by 9.5 million during the quarter despite about $7.6 million associated with the payout of our employee bonus and 401K matching for last fiscal year.
Accounts receivable increased slightly as we met program milestones and increased our book and ship orders. Unbilled accounts receivable increased in the quarter mostly due to increases in our government development programs partially offset by continued reduction in consumer broadband programs.
Inventory was down slightly on higher sales for the quarter reflecting reductions in our government business offset by increases in consumer broadband products as a result of offshore manufacturing ramp-up.
Goodwill and intangibles increased in the quarter principally due to two events — the closing and initial accounting for the Interdyne acquisition and an additional $9 million in goodwill from our ECC acquisition last fiscal year and the related earnout provision that we disclosed in our Form 10-K that we filed. These increases were partially offset by the regular quarterly amortization.
Net property and equipment was up about 1.2 million in the quarter due to capital additions, mostly for facility expansion and test equipment to support our business growth. Our capital expenditures were very robust over the last fiscal year, and we expect the investment level to come down for a few quarters before picking back up.
Other assets were flat reflecting a decrease in long-term deferred income taxes and the quarterly amortization of capitalized software.

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
As we look at the liabilities and equity side of the balance sheet, accounts payable decreased substantially and when you consider that we had increased revenues, we had an overall reduction in average days payable balance. Advances were up by about $7 million quarter-over-quarter resulting from initial payments on new contracts and milestone payments on certain existing programs.
Other current liabilities increased by $9 million related to the previously described ECC earnout, which is expected — the payment is expected to be made in May of 2007, and increases in warranty reserves principally related to information assurance and consumer broadband shipments in the quarter.
At the end of the quarter, we continue to have no outstanding borrowings, leaving our full line of credit available less standby letters of credit and as of quarter-end, we had about $55 million available under our line of credit.
As we turn to cash flows, we had another very good quarter for cash flow generating almost $8 million in cash from operations after the payout of approximately 7.6 million in employee bonuses and 401k match. Cash flows from investing activities for the quarter reflects an increase in capital expenditures largely from facility expansion projects at our facilities in Carlsbad, California.
Our capital increases are also from production test equipment to support our growth, and we expect capital expenditures to be lower for the next couple of quarters and then pick back up a little bit later in the fiscal year.
We received 3.7 million from the issuance of common stock during the quarter mostly from the exercise of stock options. And our net for the quarter cash increased by 9.5 million.
At this point, I’d like to turn it back to Mark.

Mark Dankberg - ViaSat — Chairman and CEO
Thanks, Ron. [inaudible] our outlook for the rest of fiscal year ‘07. The first point to notice is that based on the events of the first quarter, we have increased our estimate of revenues for this fiscal year to a little over $500 million. That’s a little higher than the high end of the range we had estimated last quarter. We continue with a non-GAAP EPS range of $1.15 to $1.25 with the middle of the range being more likely, and that would reflect 20% year-over-year growth in non-GAAP EPS.
We’ve been anticipating a little higher tax rate for fiscal year ‘07 compared to fiscal year ‘06, but as of now, as Ron mentioned, it’s much higher because the federal R&D tax credit has not yet been renewed. Of course, we don’t know if exactly when the credit would be renewed. We are aiming to increase our R&D investments to better exploit the best of the growth opportunities that we have for our fiscal year ‘08 and beyond, but we’ll modulate that, at least to some extent during the course of the year based on our financial performance and the outcome of the R&D tax credit legislation.
At this point, we anticipate that new orders will be at least consistent with the $500 million plus revenue target, and we could see higher year-over-year growth in orders compared to either our revenue growth or our non-GAAP EPS growth. If so, that would create good momentum for continued growth into our fiscal year ‘08.
That covers all the basic points that we wanted to make and, in summary, we felt we had a very solid first quarter. Sales and new orders were both at record levels. Our non-GAAP earnings met our targets despite the significantly higher tax rate due to the lack of federal R&D tax credit legislation. Cash flow was very good, the balance sheet continues to strengthen. We believe we’ve got a good pipeline of potential new orders, and based on the accomplishments and events of the first quarter, we believe our revenue will see the high end of our prior guidance at a little over 500 million for the year. And we continue to see promising marketing opportunities building on our core businesses.
So thanks for listening, and at this point we’ll open it up for questions.
QUESTION AND ANSWER

Operator

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Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
[OPERATOR INSTRUCTIONS] John Bucher, BMO Capital Markets.

John Bucher - BMO Capital Markets — Analyst
I have a question for you on the commercial segment. It just seems that the company has a fairly significant amount of latent earnings power if it can obtain improved commercial sector contribution, and I’m wondering whether the path to achieving that is through continued execution and penetration in the existing commercial opportunities that you’re currently working on or whether that’s going to come through potential new opportunities that are on the horizon — the mobile satellite services space, potentially new airborne broadband and other mobile broadband opportunities? Thank you.

Mark Dankberg - ViaSat — Chairman and CEO
Actually, I think it’s a combination of both of those. I think that it’s a little hard to tell, because there’s multiple [things] going on, but we feel like we’re making steady improvements with the business that we have now, and that comes from a variety of factors including especially completing all the software developments and infrastructure that are associated with the SurfBeam DOCSIS system. So there’s that. You know, that continues to wind down, also we made improvements in cost reductions of the equipment as well, so some of that starting — just starting to take effect. And we’re seeing, I’d say, higher run rates than we have in the past. I think all those things will help with our existing business. And also we’re pretty — we think that there’s good growth potential in incremental business, which will give us some scale. So hopefully that answers your question — a combination of both.

John Bucher - BMO Capital Markets — Analyst
Does your EPS range of $1.15 to $1.25 — can you give us an idea of what sort of improvement through the year that you’re anticipating in the commercial segment profitability?

Mark Dankberg - ViaSat — Chairman and CEO
Well, we think it will be profitable in the commercial segment as a whole in the second half of the year. It’s certainly not going to achieve the same levels as defense has, so far, but defense has been really, really good, possibly unsustainably good at the level it’s at right now. It’s several hundred basis points year-over-year — equipment from last year to this year in the commercial segment.

Operator
Steve Mather, Sanders Morris Harris.

Steve Mather - Sanders Morris Harris — Analyst
Thank you. Another fine quarter, Mark, congrats.

Mark Dankberg - ViaSat — Chairman and CEO
Thanks, Steve.

Steve Mather - Sanders Morris Harris — Analyst
So much to talk about, I’ll try to limit some of these. First off, your UHF evolution to MUOS is very interesting since, of course, you didn’t win the prime with that. And, of course, that project has a big terminal component, so big of an involvement could you possibly get on that?

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call

Mark Dankberg - ViaSat — Chairman and CEO
That’s still to be seen. I think one of the initial plans for MUOS always was that the ground segment, a fair amount of the ground segment would be made up of JTRS radios that would be essentially programmed to MUOS-compliant, and so the fact that our MIDS-J program is growing and the scope is expanding, that provides one example of an entrée into the MUOS ground segment. So I think right now, I guess the main point that we would make is that we’ve got a decent shot of getting in there at all, and then I think, over time — over time being over the next few quarters, I think it will become easier to sort of [start the bound] how big that could be. Does that help?

Steve Mather - Sanders Morris Harris — Analyst
It sure does. And now I’ll just combine these other two. Could you expand your addressable market into terrestrial wireless and basically this ground-based beam forming gets you on a path to do that? And then secondly if you could just go to the UAV market — can you share any perspective on the data or communication needs for that market, basically?

Mark Dankberg - ViaSat — Chairman and CEO
Okay, first on the terrestrial wireless — you know, I think that not very likely that you’ll see us wade into terrestrial broadband wireless in any type of conventional way in the near future. I think there’s already a lot of entrants in that. I think that to the extent that using satellite frequencies or making a hybrid satellite and terrestrial system involves modifications to some terrestrial standard — that could be an opening for us, and it’s not clear yet what exactly that market would be, if at all. But kind of the analogy I would use would be to say you wouldn’t likely see ViaSat in the market building DOCSIS, standard DOCSIS equipment, but DOSCIS satellite equipment makes sense, okay? So if you pick WiMAX as an example, open standard for terrestrial wireless, I don’t think you’ll see us making conventional terrestrial WiMAX equipment, but hybrid WiMAX satellite is — that is conceivable though not necessarily a current plan yet. And I’m just using WiMAX as one example. Depending on the business models that people using MSS systems take, there could be opportunities for us to make hybrid satellite terrestrial equipment. And, right now, it’s really premature to see how that’s going to shake out. Does that answer that question?

Steve Mather - Sanders Morris Harris — Analyst
Sure.

Mark Dankberg - ViaSat — Chairman and CEO
Okay. On the UAB side, I think that for UABs, what we see is demand for improvement in a number of dimensions. Number one is people definitely want higher speeds off UABs because they want more high-definition video or multi-spectral sensor data, and we have good capabilities in very high performance, high-speed modems, up to kind of gigabit-per-second sort of range for some of our projects, and that gives us — that’s one good entrée. Also, there’s need for high speeds with small antennas, and that’s another example where we’ve been good. Or high speeds at higher frequencies, higher microwave frequencies, another area where we have expertise. So I think those are — and then the other issue that kind of overlays all of these has to do with encryption security. So those are areas that we think we can bring value to in either some cases working as a prime contractor and in other cases working as subcontractors to [inaudible].

Operator
Jim McIlree, Unterberg Towbin.

Jim McIlree - Unterberg Towbin — Analyst
The increase in the revenue guidance that you’ve provided, is that primarily coming from MIDS and information assurance or is it the DOCSIS modems?

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call

Mark Dankberg - ViaSat — Chairman and CEO
It’s a little of all those, all those businesses look good, and part of it is what we try to do is, over time, reflect either increased confidence or more certainty because events have taken place. And so over the last quarter, the kind of things that we’ve seen happen are definitely much more interest in increasing scope around MIDS-J, as an example. We’ve seen added distribution for the SurfBeam DOCSIS system, and we had great results in the last quarter for network encryption sales, so you’re seeing all those things being factored in.

Jim McIlree - Unterberg Towbin — Analyst
But is it where one of those is dominating or is it —

Mark Dankberg - ViaSat — Chairman and CEO
I wouldn’t say that. I think it’s a blend of all those.

Jim McIlree - Unterberg Towbin — Analyst
And keeping the EPS guidance at the same level as before on the higher revenues, is that solely a function of the higher tax rate or is there something else going on?

Mark Dankberg - ViaSat — Chairman and CEO
I think there’s different ways to look at the increased revenue guidance. We were kind of pushing the middle of the range last time, so this represents, in that sense, maybe 25 million more in revenue guidance, and I think that what you’re seeing in terms of holding the earnings guidance constant is a combination of a couple of things. One is some concern about the R&D tax credit renewal, and it’s not necessarily a binary thing. It could be renewed in a way that excludes certain periods of time, for example. The other is us trying to figure out what maneuvering room we have around our R&D spending plans. So we’re trying to be prudent in our estimates. Did I answer that?

Jim McIlree - Unterberg Towbin — Analyst
Yeah, it does. So if the credit comes back then maybe you’ll re-change your R&D spending plans?

Mark Dankberg - ViaSat — Chairman and CEO
I think it will be a factor. It’s a little hard to speculate right now because there’s a number of things swirling around. And also, to be honest, we feel like 20% year-over-year EPS growth is good. That’s not a bad number. We’re trying to manage the business to get good results. Also we’ll have good sustained growth. So it’s not obvious that the most prudent thing to do is to turn everything into earnings this year. We’ll just have to let go what the opportunities are.

Operator
[OPERATOR INSTRUCTIONS] Larry Harris, Oppenheimer.

Larry Harris - Oppenheimer — Analyst
Thank you and congratulations on the results for this quarter.

Mark Dankberg - ViaSat — Chairman and CEO
Thanks, Larry.

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call

Larry Harris - Oppenheimer — Analyst
With respect to the MIDS-J program, just to step back for a second, when do you think your system and the system which the co-prime is working on — when will that be operational just in a general sense, and would it be limited necessarily to airborne applications or can it be used for other applications as well?

Mark Dankberg - ViaSat — Chairman and CEO
I think the reasonable estimate for when the MIDS-J would be completed would be ‘09 timeframe, I’d say. I think that the current applications are really aimed at airborne applications, which would be very similar to the existing MIDS [LBT], and that would be kind of LBT 1 and the 3s. That’s kind of the initial application. Now, when we talk about increased scope, the increased scope would broaden that range, and one of the most significant steps would be to address ground vehicles, and that’s possible, more than possible. That would be a good target. Does that help there?

Larry Harris - Oppenheimer — Analyst
Yes, but that’s probably several years off?

Mark Dankberg - ViaSat — Chairman and CEO
I wouldn’t say that.

Operator
[OPERATOR INSTRUCTIONS]

Mark Dankberg - ViaSat — Chairman and CEO
Okay, well, if there’s no more questions, I think that completes our prepared remarks for this quarter. Thanks a lot, everybody, for dialing in, and we look forward to talking to you next quarter.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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Final Transcript

Aug. 03. 2006 / 5:00PM ET, VSAT - Q1 2007 ViaSat Earnings Conference Call
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